March 8, 2016

US Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	RELX PLC

Form 20-F for Fiscal Year Ended December 31, 2015

Filed March 8, 2016

File No. 001-13334

RELX NV

Form 20-F for Fiscal Year Ended December 31, 2015

Filed March 8, 2016

File No. 001-13688

Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that RELX PLC and RELX NV have made disclosure pursuant to those provisions in their joint Annual Report on Form 20-F for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 8, 2016.

Yours sincerely,

/s/ H Udow
Title: Chief Legal Officer and Company Secretary
RELX PLC

/s/ J van der Woude
Authorised representative
RELX NV

RELX Group plc	T: +44 (0)20 7166 5500	Registered Office 1 – 3 Strand, London WC2N 5JR

1 – 3 Strand		Registered in England number 2746616

London, WC2N 5JR	www.relx.com